Exhibit 99.1:	Revised Sections of the By-Laws of Wireless Age Communications, Inc.

On March 15, 2007, the Board of Directors of Wireless Age Communications, Inc. (the “Company”) approved the following changes to the Company’s By-Laws (the “By-Laws”), effective immediately:

The first paragraph of Section 10 of Article I of the By-Laws has been replaced with the following paragraph:

SECTION 10. QUORUM; VOTE; WRITTEN CONSENT. The holders of twenty percent (20%) of the voting shares shall constitute a quorum at a meeting of shareholders for the transaction of any business of the corporation requiring the vote of shareholders. The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum if any action taken, other than adjournment, is approved by at least a majority of the shares required to constitute a quorum. In the absence of a quorum, any meeting of shareholders may be adjourned from time to time by the vote of a majority of the shares represented thereat, but no other business may be transacted except as hereinbefore provided.

A new Section 13 has been added to Article I of the By-Laws as follows:

SECTION 13. DEFAULT VOTING FOR PROXIES WITHOUT INSTRUCTION. In the event that a shareholder shall return a validly executed proxy card for purposes of corporate action to be taken at a meeting of shareholders without specifying instructions with respect to voting on the motions presented to the shareholders: (i) all shares which are the subject of such appoint of proxy shall be included for purposes of determining the presence of a quorum at such meeting; and (ii) any failure by the shareholder to cast a vote on motions presented to the shareholders shall be deemed to constitute a grant of discretionary authority to the appointed proxy thereof with respect to the voting of all such shares on the matters presented to the shareholders and the vote by such proxy of all such shares shall be included with full force and effect to the same and full extent as all other shares duly and validly present in person or by proxy at such meeting with respect to voting upon motions presented for action of the shareholders.